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                              CORNING INCORPORATED AND SUBSIDIARY COMPANIES
            COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                   (Dollars in millions, except ratios)

                                     Three Months Ended                     Year Ended
                                     -------------------   --------------------------------------------
                                     March 31, March 31,   Dec. 31, Dec. 31, Dec. 31, Dec. 31, Dec. 31,
                                        2000     1999        1999     1998     1997     1996     1995
                                     --------- ---------   -------- -------- -------- -------- -------
Income before taxes on income          $136.8   $121.0     $  674.9  $482.3   $665.8   $519.1   $356.9
Adjustments:
  Share of earnings before
    taxes of 50% owned companies         51.1     23.7        167.8   175.2    111.3    129.5     94.7
  Gain (loss) before taxes of
    greater than 50% owned
    unconsolidated subsidiary            (0.6)                 (1.2)                      0.7     (3.1)
  Distributed income of less than
    50% owned companies and share
    of loss if debt is guaranteed                                      (1.1)
  Amortization of capitalized
    interest                               2.9     3.8         14.5    14.4     16.6     11.8      9.6
  Fixed charges net of capitalized
    interest                              39.6    36.8        156.9   138.8    154.9    113.8     90.8
                                        ------  ------     --------  ------   ------   ------   ------

Earnings before taxes and fixed
  charges as adjusted                   $229.8  $185.3     $1,012.9  $809.6   $948.6   $774.9   $548.9
                                        ======  ======     ========  ======   ======   ======   ======

Fixed charges:
  Interest incurred                     $ 32.0  $ 32.7     $  134.5  $113.6   $107.7   $ 79.4   $ 71.7
  Share of interest incurred of 50%
    owned companies and interest on
    guaranteed debt of less than
    50% owned companies                    6.6     9.6         33.5    45.4     51.5     38.8     10.2
  Interest incurred by greater
    than 50% owned unconsolidated
    subsidiary                                                                                     0.7
  Portion of rent expense which
    represents interest factor             5.9     5.3         21.4    19.4     17.2     13.7     14.6
  Share of portion of rent expense
    which represents interest
    factor for 50% owned companies         1.9     1.4          5.0     5.0      3.8      1.4      2.7
  Portion of rent expense which
    represents interest factor
    for greater than 50% owned
    unconsolidated subsidiary
  Amortization of debt costs               1.1     0.8          3.9     3.4      1.8      2.6      0.5
                                        ------  ------     --------  ------   ------   ------   ------

Total fixed charges                       47.5    49.8        198.3   186.8    182.0    135.9    100.4
Capitalized interest                      (7.9)  (13.0)       (41.4)  (48.0)   (27.1)   (22.1)    (9.6)
                                        ------  ------     --------  ------   ------   ------   ------

Total fixed charges net of
  capitalized interest                  $ 39.6  $ 36.8     $  156.9  $138.8   $154.9   $113.8   $ 90.8
                                        ======  ======     ========  ======   ======   ======   ======

Preferred dividends:
  Preferred dividend requirements       $  0.2  $  2.6     $    3.5  $ 15.3   $ 15.3   $ 15.7   $ 15.7
  Ratio of pre-tax income to income
    before minority interest
    and equity earnings                    1.7     1.4          1.4     1.4      1.5      1.5      1.5
                                        ------  ------     --------  ------   ------   ------   ------
  Pre-tax preferred dividend
    requirement                            0.3     3.6          4.9    21.4     23.0     23.6     23.6

Total fixed charges                       47.5    49.8        198.3   186.8    182.0    135.9    100.4
                                        ------  ------     --------  ------   ------   ------   ------

Fixed charges and pre-tax preferred
  dividend requirement                  $ 47.8  $ 53.4     $  203.2  $208.2   $205.0   $159.5   $124.0
                                        ======  ======     ========  ======   ======   ======   ======

Ratio of earnings to combined fixed
  charges and preferred dividends          4.8x    3.5x         5.0x    3.9x     4.6x     5.0x     4.4x
                                        ======  ======     ========  ======   ======   ======   ======
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